                                                                    EXHIBIT 10.5

                       AGREEMENT AND RELEASE OF ALL CLAIMS

         This Agreement, entered into as of the date written by Employee's signature below, is by and between Veritas DGC Inc. ("Veritas"), a Delaware corporation, and Anthony Tripodo ("Employee"). (As used in this Agreement, the term "Veritas" includes Veritas DGC Inc., and all of its subsidiary and affiliated companies).

         Veritas and Employee agree as follows:

         Section 1. Within 5 business days after the Separation Date, as defined in Section 3 below, and whether or not Employee executes and returns this Agreement, Veritas will pay Employee the following amounts:

         -        Employee's regular base salary prorated through the Separation
                  Date;

         -        Employee's vacation pay accrued as of the Separation Date; and

         - any expense reimbursement owed to Employee under Veritas policy.

All of the above amounts will be REDUCED by applicable taxes and withholding.

         Section 2. Within 30 calendar days after the Effective Date, as defined in Section 15 below, Veritas will pay to Employee a lump sum equal to $496,240, which amount represents payment of the following:

         - two years' salary of $240,000 per year [Veritas elects to pay this amount to Employee in a lump sum in accordance with to
                  Section 6(d)(3) of the Amended and Restated Employment Agreement by and between Veritas and Employee effective October 22, 2001, as amended by Amendment No. 1 to Amended and Restated Employment Agreement effective November 14, 2001 (collectively, the "Employment Agreement")]; plus

         - a lump sum payment of $16,240 in lieu of providing Employee's medical, dental, health, and hospital coverage [Veritas elects to pay this amount in a lump sum in accordance with Section 6(d)(4)(ii) of the Employment Agreement)].

The lump sum amount paid in accordance with this Section 2 will be REDUCED by applicable taxes and withholding.

         Section 3. Employee's termination from employment will be effective at the close of business on the Separation Date. The SEPARATION DATE as used in this Agreement means April 30, 2003.

         Section 4. Employee agrees to release Veritas from any claims he has or may have against Veritas as of the date he signs this Agreement. The claims he is releasing include all of the following:

         -        any claims under any bonus or incentive plans;

         - any claims for tortious action or inaction of any sort ("tortious action or inaction" means, among other things, claims for such things as negligence, fraud, libel, or slander);

         - any claims arising under the Age Discrimination in Employment Act of 1967 as amended (29 U.S.C. Section 621, et seq.) (the Age Discrimination in Employment Act of 1967 prohibits, in general, discrimination against employees on the basis of age);

         - any claims arising under Title VII of the Civil Rights Act of 1964 as amended (42 U.S.C. Section 2000e, et seq.), or the Texas Commission on Human Rights Act (Texas Labor Code Section 21.001, et seq.) (both of these statutes, in general, prohibit discrimination in employment on the basis of race, religion, national origin or gender);

         - any claims arising under the Americans with Disabilities Act of 1990, as amended (42 U.S.C. Section 12101, et seq.) (the Americans with Disabilities Act of 1990 prohibits, in general, discrimination in employment on the basis of an employee's or applicant's disability);

         - any claims arising under Texas Labor Code Sections 451.001, et seq. for retaliation or discrimination in connection with a claim for workers' compensation benefits; and,

         - any claims for breach of contract, wrongful discharge, constructive discharge, retaliation, or conspiracy.

         The release contained in this Section 4 WILL NOT affect any of the following:

         -        Any claim by Employee under this Agreement;

         - Employee's rights or benefits under Veritas' 401(k) retirement savings plan, Veritas' Employee Stock Purchase Plan, or any pension or retirement plan in which Employee is a participant on the Separation Date (Employee's rights and benefits will be determined by the applicable plan documents);

         - Employee's right to elect continued health and/or dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA");

         - Employee's right to exercise any options to purchase Veritas DGC Inc. common stock in accordance with the terms of the applicable stock option grant, including any terms of the grant modified by Section 6(e)(5) of the Employment Agreement;

         - Employee's rights under any restricted stock agreement between Employee and

                  Veritas DGC Inc. under the terms of which Employee has been granted Veritas DGC Inc. restricted stock, including any terms of the grant modified by Section 6(e)(5) of the Employment Agreement;

         - Employee's right to claim and receive reimbursement for or indemnity from excise taxes in accordance with Section 7 of the Employment Agreement;

         - Employee's rights to indemnity under that one certain Indemnity Agreement effective March 7, 2000, by and between Employer and Employee;

         - Any other benefit to which Employee may be entitled under any other health or benefit plan in accordance with the applicable plan documents; or

         - Employee's rights under any workers' compensation statue; the Jones Act, 46 U.S.C. Appx. Section 688, as amended; general maritime law or similar laws; and any other right Employee may have with respect to bodily injury.

         Section 5. Veritas and Employee agree that this Agreement is a binding contract. The purpose of the Agreement is to compromise doubtful or disputed claims, avoid litigation, and buy peace. Employee agrees that although Veritas is making payment to Employee in exchange for a release of claims, Veritas does not admit any wrongdoing of any kind.

         Section 6. Employee agrees to assist Veritas in defending any legal proceedings against Veritas arising out of matters that occurred on or prior to the Separation Date. Veritas agrees to reimburse Employee for his time and expense or costs he may incur in that regard.

         Section 7. Employee confirms that after the Effective Date he remains subject to and agrees to comply with:

         - those obligations of confidentiality contained in Section 3(b) and 3(c) of the Employment Agreement;

         - the provisions relating to competition with Employer contained in Section 12 of the Employment Agreement;

         - the provisions relating to solicitation or hiring of Employer's employees contained in Section 12 of the Employment Agreement; and

         - the terms of the Employee Confidentiality and Intellectual Property Agreement with Employer which Employee signed effective October 22, 2001.

         Section 8. This Agreement has been delivered to Employee on April 21, 2003.

         - Employee will have 21 calendar days from April 21, 2003 or until the close of business on May 12, 2003 to decide whether to sign and return this Agreement and be bound by its terms. In the event Employee has not signed and returned this Agreement to Veritas on or before May 12, 2003, this Agreement will become null and void.

         - Veritas and Employee agree that if they agree to change the terms of this Agreement in any manner after it is delivered to Employee, even if the changes are material, the 21-day period specified in the previous paragraph will not restart or be extended.

         - After signing this Agreement, Employee will have the right to revoke the Agreement for a period of 7 calendar days after signing it by (a) notifying Veritas in writing that Employee revokes the Agreement and (b) returning to Veritas any consideration paid Employee under Section 2 above. In the event Employee revokes the Agreement, it will become null and void.

         Section 9. Employee acknowledges that he has read this Agreement. He understands that, except for the exceptions set out in Section 4 above, this Agreement will have the effect of waiving any claim he may pursue against Veritas.

         Section 10. Employee acknowledges that he makes this Agreement knowingly and voluntarily.

         Section 11. This Agreement constitutes the entire understanding between Veritas and Employee with respect to the subject matter hereof.

         Section 12. This Agreement will benefit and be binding upon Veritas and its successors and assigns and Employee and his successors and legal representatives. Employee will not assign or attempt to assign any of his rights under this Agreement.

         Section 13. If a court determines that any provision of this Agreement is invalid, the other provisions will remain in effect.

         Section 14. This Agreement will be governed by, construed under, and enforced in accordance with the laws of the State of Texas, not including, however, its conflicts of law rules that might otherwise refer to the law of another forum or jurisdiction.

         Section 15. This Agreement will become effective and enforceable only after a period of 7 days has expired following Employee's execution and delivery of this Agreement to Veritas (this date is referred to in this Agreement as the "EFFECTIVE DATE").

                   THIS AGREEMENT IS SUBJECT TO ARBITRATION IN
                      ACCORDANCE WITH THE FOLLOWING SECTION

         Section 16. Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Employee and Employer agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in whole or in part in favor of Employee, Employer will reimburse Employee for his reasonable costs and expenses of the arbitration (including reasonable attorneys' fees). Regardless of the outcome of any arbitration, Employer will pay all fees and expenses of the arbitrators and all of Employer's costs of such arbitration.

         Notwithstanding the provisions of the previous paragraph, Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce those obligations of Employee referred to in
Section 7 of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

                                      VERITAS:

                                      VERITAS DGC INC.
                                         and subsidiary and affiliated companies

                                      By: /s/ T. Scott Smith
                                          --------------------------------------
                                          T. Scott Smith
                                          Vice President of Human Resources

                               NOTICE TO EMPLOYEE

BY SIGNING THIS DOCUMENT, YOU MAY BE GIVING UP IMPORTANT LEGAL RIGHTS. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING AND RETURNING THIS DOCUMENT TO VERITAS.

                                      EMPLOYEE:

                                          /s/ Anthony Tripodo
                                      ------------------------------------------
                                          Anthony Tripodo

                                      Date: April 23, 2003